Exhibit 10.1

December 23, 2015
Kenneth W. Krueger
2400 S 44th Street
Manitowoc WI 54220
920-684-4410

Barry L. Pennypacker
1075 South Leopard Road
Berwyn, PA 19312

Dear Barry:
This is to extend you an offer of employment as President and Chief Executive Officer of Manitowoc Cranes, reporting to Ken Krueger, interim Chairman and CEO of The Manitowoc Company, Inc. At such time as the Manitowoc Foodservice business is split from The Manitowoc Company, Inc., you will become the President and CEO of The Manitowoc Company, Inc., reporting to the The Manitowoc Company, Inc. Board of Directors and its Chairman, Ken Krueger. You will also be appointed to the Board of Directors of The Manitowoc Company at the date of the split. Your starting salary will be $950,000 per year.

RELATED AGREEMENTS AND REQUIREMENTS

This offer is contingent upon your passing the Company pre-employment screen and the return of a signed copy of the following agreements:

•	Non-Solicitation Agreement

•	Non-Disclosure/Confidentiality Agreement

COMPENSATION AND BENEFITS

In addition to your salary, you will be eligible to participate in a number of the Company’s benefit programs. You will be subject to the terms and conditions of our underlying plans or policies, all of which are subject to change from time to time, you will be eligible to participate in or receive the following benefits:

•	Immediate participation in The Manitowoc Company 401 (k) Retirement Plan. The Company will match your contributions to your 401(k) Retirement Plan as follows:

Barry L. Pennypacker
December 23, 2015

◦	100% company matching contribution on the first 3% of pay that you contribute; and

◦	50% company matching contribution on the next 2% of pay that you contribute.

In addition to the 401(k) match described above, you may receive an annual company retirement contribution if you participate in the Company’s 401(k) Plan and if the company meets certain financial targets.  The payment formula for 2016 is based on your level of deferral contribution and how the Company performs relative to established criteria.

•
Participation in the Company’s Short Term Incentive Plan (STIP) effective on January 1, 2016. Your target bonus is 100% of your salary for meeting 100% of the (STIP) Targets in your first year with Manitowoc.  The Plan allows for payment below your target (above 0%) and above the target percent up to 200% of your target, which would be equivalent to 200% of your salary.  However, in accordance with the Company’s Short-Term Incentive Plan, you must remain employed with the Company through the end of the plan/calendar year in order to receive a payout.

•
You will be granted an award under the Company’s Omnibus Incentive Plan at the same time as the 2016 award is made to all other participants. The award will be made immediately after the separation of the Manitowoc Cranes and Manitowoc Foodservice businesses. The award will consist of non- qualified stock options of the independent Manitowoc Cranes business with a value of $1,250,000 and performance shares of the independent Manitowoc Cranes business with a targeted value of $1,250.000. The price used to determine the number of stock options to issue will be based on using the 20-day average closing price of the stock (including the when-issued price if applicable) of the independent Manitowoc Cranes business as of the day prior to their issuance, it being understood that the Company will endeavor to make 2016 long term incentive award effective approximately 20 days after the stock of the independent Manitowoc Cranes begins trading on a “when-issued” basis. The targeted number of performance shares will be determined using this same method. You will earn between 0 and 200% of the targeted number of performance shares, based upon actual performance during the three year performance period of calendar 2016 to 2018 future awards under the Omnibus Incentive Plan are determined by the Board of Directors and are normally granted annually. You will be eligible for another long-term Omnibus Incentive Plan award when the annual awards are granted in 2017. You could expect an award worth no less than $2,500,000 at that time. All awards are subject to the terms and conditions of the award agreements.

•
You are eligible to participate in the Company’s Deferred Compensation Plan. Details of the Deferred Compensation Plan and an enrollment form are enclosed. To participate in the Deferred Compensation Plan, complete the deferral agreement and return a copy to Deb Casper, Corporate Benefits Department, P. O. Box 66, Manitowoc, WI  54221-0066.

•	The Company will provide you with a car allowance of $1,000 per month.

•	The Company will reimburse you for one physical examination every year.

•	The Company will reimburse you for costs associated with the preparation of your income taxes and financial planning each year, not to exceed $15,000 per year.

•	The Company will provide you with a three-year contingent employment agreement; a copy is enclosed for your review.

•
You will be eligible for the Company Life Insurance, Health Coverage, Vision Care Plan, Flexible Spending Account, and Dental Plan.  Coverage is available beginning on the first day of the month after a one calendar-month waiting period.

Barry L. Pennypacker
December 23, 2015

•	The Company currently observes 11 paid holidays per year.

•	You will be eligible for four weeks of vacation annually.

•
You will be eligible for relocation services provided per enclosed Corporate Policy 905E. The Employee Reimbursement Agreement and the Relocation Benefits Authorization Form must be completed and returned to my attention to initiate the relocation process.

COMPANY ETHICS

We’re proud of the way we’ve built a strong, values-based organization and continue to do the right thing in all our actions and decisions. That’s why we’ve enclosed our policies regarding the Company’s commitment to Global Ethics in order to help you become familiar with how we do business at Manitowoc. Please review these policies and return the Global Ethics Certification on your first day of employment. Additional materials will be provided to you on your first day of employment regarding the Company’s policies and procedures.

TO THE FUTURE

We look forward to you accepting your new role and building a successful future with the Manitowoc team. Should you have any questions or desire any additional information, please feel free to call Tom Musial at 920-652-1738.

While we hope you accept our offer, nothing in this letter should be construed as creating an employment contract or guaranteeing any future employment. You, along with all other employees of the Company, will remain an employee-at-will.

This offer is valid until January 4, 2016. If you intend to accept this offer, please sign below and return a copy of this offer to me by that date, along with signed copies of the documents identified above.

Sincerely,

THE MANITOWOC COMPANY, INC.

/s/ Kenneth W. Krueger
________________________________
Kenneth W. Krueger
Interim Chairman and CEO

Cc:    Thomas G. Musial

Barry L. Pennypacker
December 23, 2015

Accepted By:

/s/ Barry L. Pennypacker    December 28, 2015
____________________________    ___________________________

Barry L. Pennypacker    Date